SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Searay Financial Funds

Address of Principal Business Office:   321 S. Bromfield Road
                                        Dayton, OH 45429

Telephone Number:   937-297-0525

Name and address of agent for service of process:  Cameron M. Bernadsky
                                                   P.O. Box 292707
                                                   321 S. Bromfield Road
                                                   Dayton, OH 45429

Check Appropriate Box:
     Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES |X| NO |_|

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dayton and the State of Ohio on the 20th day of December 1999.

                             SEARAY FINANCIAL FUNDS

                             By: /s/ Cameron M. Bernadsky
                                 ------------------------------------
                                      Cameron M. Bernadsky
                                      Vice President